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EXHIBIT 99.1

Company Press Release Statement from the Board of Directors of Wilshire Financial Services Group Inc.

          PORTLAND, ORE. (November 16, 1999) - Wilshire Financial Services Group Inc. (OTC: WFSG) today announced the appointment of Richard S. Cupp to the position of Chief Executive Officer at the company's bank subsidiary, First Bank of Beverly Hills, subject to regulatory approval. Cupp has over 35 years of experience in the financial services industry, principally in commercial banking and the savings and loan industry.

          "We are very pleased to announce the appointment of Dick to the position of CEO of First Bank Beverly Hills F.S.B.," said Rob Deutschman, Chairman of the Board of First Bank of Beverly Hills F.S.B.. "He brings with him a wealth of knowledge and experience in the strategic direction of banking operations and we look forward to working closely with him as we continue to grow as a company."

         Most Recently, Cupp served as president and Chief Executive Officer of HF Bancorp, parent of Hemet Federal Bank. Prior to that, he was President and Chief Executive Officer of Ventura County National Bancorp from 1994 to 1997. From 1983 to 1993 Cupp was Executive Vice President of CalFed, Inc. where he was responsible for CalFed's entry into commercial banking. From 1963 to 1983 he was with First Interstate Bancorp in a number of senior and executive positions. He was head of Corporate Banking, ran the European Region, was responsible for the Bank's banking subsidiary in Brussels, Belgium and held a number of other line and staff positions.

          He was Director of Guaranty Federal Bank, the $12 billion banking subsidiary of Temple-Inland, Inc.

          First Bank of Beverly Hills, FSB, a Federal Bank, is engaged in the acquisition of mortgage loans, origination of mortgage loans, and merchant bankcard processing. The primary source of financing for First Bank's acquisitions and originations is wholesale and brokered certificates of deposit, and to a lesser extent, committed short-term line of credit facilities and FHLB advances. First Bank is a federally chartered savings bank and is regulated by the Office of Thrift Supervision ("OTS").